Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

JASPER, IN (August 5, 2004) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the fourth quarter and fiscal year 2004, which ended June 30, 2004.

Consolidated Overview
Fourth quarter net sales for fiscal 2004 of $288.0 million increased 4% over sales of $276.4 million reported for the fiscal 2003 fourth quarter, as sales increased in both the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. Net income in the current year fourth quarter totaled $7.6 million, or $0.20 per Class B share, inclusive of $0.2 million, or less than $0.01 per Class B share, of after-tax restructuring income associated with tax benefits related to the Company's previously announced restructuring plan. The Company recorded net income in the prior year fourth quarter of $2.8 million, or $0.08 per Class B share, inclusive of restructuring costs totaling $1.2 million after-tax, or $0.03 per Class B share.

The Company's 2004 fiscal fourth quarter gross profit percentage of 23.2% increased from the prior year fourth quarter percentage of 21.7%, as higher margins in the Furniture and Cabinets segment more than offset margin declines in the Electronic Contract Assemblies segment. Gross margins were favorably impacted in the current year quarter by lower property taxes, on-going cost reduction initiatives and price increases to customers on select Furniture and Cabinets products. Somewhat offsetting these improvements were higher business development costs in the Electronics Contract Assemblies segment. Consolidated SG&A costs for the current year fourth quarter increased in absolute dollars due to an increase in bad debt reserves related to one customer in the Furniture and Cabinets segment and higher incentive compensation costs, but declined slightly as a percentage of sales when compared to the prior year. Benefiting the current year fourth quarter, Other Income includes $1.7 million pre-tax, or $0.03 per Class B share after-tax, income relating to funds received as part of a Polish offset credit program for investments made in our Poznan operations. The fourth quarter effective tax rate for fiscal 2004 was higher than the fourth quarter of fiscal 2003, as the previous year was favorably impacted by the lower pre-tax income coupled with various tax credits during the quarter.

Operating cash flow for the fourth quarter of fiscal year 2004 totaled $15.5 million compared to $5.3 million in the fourth quarter of the previous year. Annual operating cash flow generated for fiscal year 2004 was $68.9 million compared to $56.6 million in fiscal year 2003.

For fiscal year 2004, net sales of $1.15 billion declined 1% from net sales for fiscal year 2003. Fiscal year 2004 net income was $21.7 million, or $0.57 per Class B share, inclusive of $1.2 million, or $0.03 per Class B share, of after-tax restructuring costs. Fiscal year 2003 net income was $5.6 million, or $0.15 per Class B share, inclusive of after-tax costs totaling $11.7 million, or $0.31 per Class B share, associated with the Company's restructuring plan.

James C. Thyen, Chief Executive Officer and President, stated, "We are very pleased that our fourth quarter consolidated net income increased from both last year and the most recent third quarter as we saw continued improvement in our Furniture and Cabinets segment. We have worked very hard the last two years restructuring this segment of our company and we are encouraged with the improvement. The improvement within this segment comes even as we are experiencing increasing commodity prices, particularly steel and particleboard products. These increased commodity prices will put continued pressure on our gross margins into next fiscal year. Our Electronics segment is focused on growth as we continue to incur business development costs for new products that hurt current quarter earnings but should positively impact our revenue stream in future quarters." Mr. Thyen concluded, "As we move into fiscal year 2005, we will continue to experience higher administrative and auditing costs related to the influx of recent public company regulatory changes. These costs are difficult to recover and so we must manage through this challenging area."

Furniture and Cabinets Segment
The Furniture and Cabinets segment recorded net sales of $175.5 million during the fourth quarter of fiscal 2004, an increase of 6% from net sales of $165.6 million in the same quarter last year. When compared to the prior year, current quarter sales increased in all of the Company's major product lines within this segment, including branded furniture products, contract manufacturing products and forest products. For the year, fiscal 2004 net sales in the Furniture and Cabinets segment were $708.2 million which is a 2% increase from fiscal year 2003 net sales of $697.7 million.

Fiscal 2004 fourth quarter net income in this segment improved substantially over the net loss incurred in the fourth quarter of fiscal 2003, inclusive of restructuring costs in both years. Excluding the restructuring charges in both years, this segment still improved significantly over the prior year. Earnings in this segment were aided by the higher sales volumes and the exit of underperforming facilities related to the restructuring activities that were initiated in fiscal year 2003, along with an improvement in gross margin for the quarter when compared to the prior year. The gross margin improvement resulted partially from a price increase on select products within this segment and lower property taxes during the quarter. In addition, losses in the forest products product line in the fiscal 2004 fourth quarter, which totaled $0.02 per share, improved from the loss of $0.04 incurred in the same quarter of the prior year. Improvements in this segment were partially offset by higher prices on select commodities during the current year fourth quarter and a bad debt reserve for one customer. For the year, fiscal 2004 net income improved from the net loss reported in fiscal 2003 relating to improved gross margins and lower restructuring costs in fiscal 2004.

Electronic Contract Assemblies Segment
Net sales in the Electronic Contract Assemblies segment were $112.3 million for the fourth quarter of fiscal 2004, an increase of 2% from net sales of $110.6 million for the same quarter last year, due primarily to higher electronic assembly sales to customers in the transportation and industrial control industries. Annual net sales for fiscal 2004 of $439.3 million decreased 4% from fiscal 2003 relating to lower sales to customers in the computer and telecommunications industries which were partially offset by higher sales in the transportation and industrial control industries.

Net income in this segment for the fourth quarter of fiscal 2004 increased from the same period last year as a result of the income relating to funds received as part of a Polish offset credit program for investments made in our Poznan operations. Excluding this Polish offset credit income, earnings in this segment declined from the prior year fourth quarter on higher costs incurred for the development of future revenue-generating products. These costs were partially offset by a reduction in property taxes during the current year fourth quarter. Annual net income for fiscal year 2004 increased from net income in fiscal 2003 despite the lower sales volumes primarily relating to the previously mentioned current year income received for the Polish investment offset credit program and the restructuring costs incurred in the prior year.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2003.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 2:00 PM Eastern Time today, August 5, 2004. To listen to the live conference call, dial 800-901-5231, or for international calls, dial 617-786-2961. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 19, 2004, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 23633073.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential and hospitality industries, all sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

-Financial Highlights to Follow-

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	June 30, 2004	June 30, 2003

Net Sales	$288,014	100.0%	$276,381	100.0%
Cost of Sales	221,226	76.8%	216,360	78.3%

Gross Profit	66,788	23.2%	60,021	21.7%

Selling, General & Administrative Expenses	58,233	20.2%	56,707	20.5%
Restructuring and Other Expense	54	0.0%	1,892	0.7%

Operating Income	8,501	3.0%	1,422	0.5%
Other Income - Net	2,004	0.7%	1,428	0.5%

Income Before Income Taxes	10,505	3.7%	2,850	1.0%
Provision for Income Taxes	2,869	1.0%	9	0.0%

Net Income	$ 7,636	2.7%	$ 2,841	1.0%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.20		$0.07
Class B	$0.20		$0.08
Diluted:
Class A	$0.20		$0.07
Class B	$0.20		$0.08

Average Shares Outstanding (000's)
Basic	38,111		38,076
Diluted	38,461		38,104

($000's, except per share data)	Fiscal Year Ended
	June 30, 2004	June 30, 2003

Net Sales	$1,148,638	100.0%	$1,154,692	100.0%
Cost of Sales	894,970	77.9%	904,879	78.4%

Gross Profit	253,668	22.1%	249,813	21.6%

Selling, General & Administrative Expenses	229,114	19.9%	228,510	19.8%
Restructuring and Other Expense	3,359	0.3%	21,389	1.8%

Operating Income (Loss)	21,195	1.9%	(86)	0.0%
Other Income - Net	8,637	0.7%	6,519	0.6%

Income Before Income Taxes	29,832	2.6%	6,433	0.6%
Provision for Income Taxes	8,147	0.7%	839	0.1%

Net Income	$ 21,685	1.9%	$ 5,594	0.5%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.56		$0.13
Class B	$0.58		$0.15
Diluted:
Class A	$0.55		$0.13
Class B	$0.57		$0.15

Average Shares Outstanding (000's)
Basic	38,101		38,064
Diluted	38,307		38,085

Condensed Consolidated Statements of Cash Flows
	Fiscal Year Ended
($000's)	June 30, 2004	June 30, 2003

Net Cash Flow provided by Operating Activities	68,892	56,555
Net Cash Flow used for Investing Activities	(39,843)	(388)
Net Cash Flow used for Financing Activities	(25,484)	(23,700)
Effect of Exchange Rates	85	162

Net Increase in Cash & Cash Equivalents	3,650	32,629
Cash & Cash Equivalents at Beginning of Year	51,291	18,662

Cash & Cash Equivalents at End of Year	$54,941	$51,291

Cash & Cash Equivalents	$54,941	$51,291
Short-Term Investments	30,541	30,729

Totals	$85,482	$82,020

Condensed Consolidated Balance Sheets ($000's)
	June 30, 2004	June 30, 2003

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 85,482	$ 82,020
Receivables, Net	127,411	126,585
Inventories, Net	92,531	87,299
Other Current Assets	34,621	42,523
Property & Equipment, Net	198,146	198,981
Capitalized Software, Net	41,059	42,376
Other Assets	34,819	35,860

Totals	$614,069	$615,644

Liabilities & Share Owners' Equity
Current Liabilities	$147,798	$137,646
Long-Term Debt, Less Current Maturities	395	833
Deferred Income Taxes & Other	31,265	41,749
Share Owners' Equity	434,611	435,416

Totals	$614,069	$615,644